Exhibit 99.8

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 (no. 333-276422) of Achari Ventures Holdings Corp. I (“Achari”), and all amendments thereto (the “Registration Statement”), as a person who is a prospective director of Achari upon consummation of the Business Combination (as such term is defined in the Business Combination Agreement, dated as of December 6, 2023, by and among Achari Ventures Holdings Corp. I, Achari Merger Sub, Inc. and Vaso Corporation, as amended from time to time), and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 2, 2024

By:	/s/ Leon Dembo
Leon Dembo